+--------+
| FORM 4 |                   U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                           WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject      STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16,
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)
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1.  Name and Address of Reporting Person*

    DYNAMIC HEALTH PRODUCTS, INC.
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        (Last)                      (First)                        (Middle)

    12399 BELCHER ROAD SOUTH, SUITE 160
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                                   (Street)

        LARGO                          FL                             33773
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        (City)                      (State)                           (Zip)
2.  Issuer Name and Ticker or Trading Symbol  DRUGMAX, INC. (DMAX)
                                             -----------------------------------
3.  I.R.S. or Social Security Number of Reporting Person
    (voluntary)
                --------------
4.  Statement for Month/Year         11/01
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5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------
6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
       Director         Officer               X  10% Owner       Other
    ---           ---   (give title below)   ---             --- (specify below)


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7.  Individual or Joint/Group Filing (Check Applicable Line)
      X  Form filed by One Reporting Person
    ----
         Form filed by More than One Reporting Person
    ----

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
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 COMMON STOCK          11/30/01   S/K            225,000        D        5.00          2,140,500            D
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 (TRANSFERRED IN EXCHANGE
 FOR DEBT SETTLEMENT)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If this form is filed by more than one reporting person, see Instruction 4(b)(v).

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security
                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)
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                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Nature
                                 cisable and       Underlying Securities        of          of Deriv-        ship          of In-
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          direct
                                 Date                                           ative       Secur-           of De-        Bene-
                                 (Month/Day/                                    Secur-      ities            rivative      ficial
                                 Year)                                          ity         Bene-            Security:     Owner-
                                                                                (Instr.     ficially         Direct        ship
                               --------------------------------------------     5)          Owned            (D) or        (Instr.
                               Date     Expira-                    Amount or                at End           Indirect      4)
                               Exer-    tion         Title         Number of                of               (I)
                               cisable  Date                       Shares                   Month            (Instr. 4)
                                                                                            (Instr. 4)
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Explanation of Responses:

          /S/ MANDEEP K. TANEJA, PRESIDENT           05/28/02
          --------------------------------     -------------------
          **Signature of Reporting Person             Date



       ** Intentional misstatements or omissions of facts constitute Federal
          Criminal Violations.
          See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

   Note: File three copies of this Form, one of which must be manually signed.
         If space provided is insufficient, see Instruction 6 for procedure.